Exhibit 99.1

Investor/Media Contacts

James A. Dowd, President, CEO

Walter F. Rusnak, Senior Vice President, CFO

Telephone: (315) 343-0057

Pathfinder Bancorp, Inc. Announces Second Quarter 2023
Net Income of $2.0 Million

Highlights Include Deposit Base Retention, Effective Net Interest Margin and Operating Expense Management

OSWEGO, N.Y., August 1, 2023 (GLOBE NEWSWIRE) -- Pathfinder Bancorp, Inc. ("Company") (NASDAQ: PBHC), the holding company for Pathfinder Bank ("Bank"), announced second quarter 2023 net income available to common shareholders of $2.0 million, or $0.32 per basic and diluted share. This reflects a decrease compared to the $3.3 million, or $0.54 per basic and diluted share, earned in the second quarter of 2022. The Company's total revenue, which is comprised of net interest income, before provision for credit losses, and total noninterest income, for the second quarter of 2023 was $10.8 million, decreasing by $456,000, or 4.0%, compared to the same quarter in 2022.

Performance Highlights for the Three Months Ended June 30, 2023

•
The Company reported net income of $2.0 million for the three-month period ended June 30, 2023, reflecting a decrease of $1.3 million, or 39.4%, compared to the net income for the same period in 2022.
•
Net interest margin remained relatively stable at 2.96% for the second quarter of 2023 reflecting a slight decrease from the 3.14% reported in the second quarter of 2022. Net interest margin was pressured due to liability costs increasing relative to earning asset yields occasioned by rapid increases in interest rates and the inversion (short-term rates higher than long-term rates) of the Treasury and related yield curves.
•
A significant development for 2023 has been the increase in the provision for credit losses ("PCL"), which was $1.1 million for the three months ended June 30, 2023 as compared to $59,000 in the prior year quarter. The PCL increase was primarily due to significant deterioration in two large commercial real estate and commercial loan relationships with aggregate outstanding balances of $13.1 million.
•
Noninterest expense remained steady at $7.2 million for the three months ended June 30, 2023, representing a marginal increase of 0.4% from the prior-year second quarter. These increases were primarily due to overall inflationary factors, including rising labor costs, and the establishment of the Bank's eleventh full-service branch, partially mitigated by the Company’s continuing cost containment initiatives.

Performance Highlights for the Six Months Ended June 30, 2023

•
The Bank's balance sheet saw a slight contraction of total assets as a strategic shift was made towards bolstering liquidity and enhancing loan pipeline yield management. As of June 30, 2023, the Company's assets were $1.39 billion, marking a slight decrease from $1.40 billion from December 31, 2022.
•
The Company reported net income of $4.6 million, for the six months ended June 30, 2023, a decrease of $1.6 million, or 26.4%, compared to the net income for the same six month period in the prior year.
•
The Bank maintained a stable net interest margin at 2.99% for the first six months of 2023, reflecting a decrease from the 3.10% reported in the same six month period of 2022.
•
The PCL was $1.8 million for the six months ended June 30, 2023, an increase of $1.6 million, as compared to $161,000 for the same six month period in 2022.

•
Noninterest expense remained steady at $14.7 million for the first six months of 2023, reflecting a modest increase of 2.1% compared to the same period in 2022.

James A. Dowd, President and Chief Executive Officer of Pathfinder Bank, discussed the Bank's performance and strategic direction in light of the second quarter of 2023's results, highlighting its increased focus on enhancing liquidity through deposit growth, reduced rates of asset growth in the near term and effective expense management. Mr. Dowd expressed his confidence that the Bank’s well managed asset quality, prudent lending practices, experienced team, and long-standing commitment to exceptional customer service, ensure that Pathfinder is well-positioned to capitalize on opportunities for long-term growth.

"While we, like many of our peer institutions, faced some difficult headwinds this quarter, including a very challenging interest rate environment, resultant margin compression, and increases in labor costs, we remain confident in our ability to manage our business effectively and maintain our commitment to providing exceptional customer service,” said Mr. Dowd. “Overall, in the face of these challenging, short-term conditions, we earned nearly $2 million in the quarter and have earned $4.6 million for the first six months of 2023.”

“We maintain that our long-term investment thesis remains intact, despite the significant declines in the stock prices of Pathfinder and the vast majority of our peers over the past four months. We continue to strongly believe that we are currently well positioned, and will become ever more capable in the future of meeting the needs of our customers in our dynamically expanding local marketplace."

“Unfortunately for our current period operating results, we saw a significant increase in the provision for credit losses, which was $1.8 million in the first half of 2023 compared to $161,000 in the first half of the prior year. This $1.7 million increase in the provision for credit losses reflects the deteriorations, which we have been carefully monitoring, within two large commercial real estate and commercial loan relationships. We do not believe that any further increased provisioning was necessary at this time due to any broader loan portfolio deterioration."

“The two large credit relationships currently in full "workout" situations have our Lending Department's full attention, with highly experienced specialists devoted to managing them to the best possible outcomes. Our strategy involves working with the borrowers associated with these credit relationships on individual loan repayment plans and the liquidation of loan collateral, where appropriate. We believe that we are adequately reserved for these loans at this time and expect to announce some charge-offs related to these relationships in the next quarter as a component of the final resolution of these troubled credits."

“The Return on Average Assets ("ROAA") was 0.57%, and the Return on Average Equity ("ROAE") was 6.96% for the second quarter of 2023. Despite the drop from an ROAA of 0.99% and an ROAE of 12.08%, respectively, recorded in the same quarterly period last year, we maintain a positive outlook on these indicators for the second half of 2023,” Dowd further noted.

"Given the expected subdued loan demand resulting from broader economic uncertainty, we anticipate a modest overall loan growth of around 4% annually over the next 6-18 months. We are actively seeking loan opportunities within our markets with our experienced team of lenders to help drive loan growth but we remain very conservative in our underwriting standards. In addition, to enhance liquidity we are prioritizing deposit growth. While this strategy might slow our loan growth rates in the short term, we view it as a crucial trade-off for bolstering our longer-term financial position. We therefore expect the balance sheet to modestly contract as we focus on liquidity and navigate a decrease in the size of our loan pipeline."

“Our ongoing and effective cost management strategies are helping to offset rising labor costs and the short-term financial implications of our recently launched Syracuse branch. Our total interest expense increased, but we've managed to keep our operating expenses flat year-over-year for the second quarter of 2023 and just 2.1% higher year-over-year for the first six months of 2023. The new branch has accumulated about $10.5 million in deposits, a figure essentially unchanged since the end of 2022. Branches typically break even on a cash flow basis in three to five years, so this initial performance is not unexpected. We see this branch, which has brought community banking services to an underserved, but clearly emerging, area and provided additional service access to our growing customer base in downtown Syracuse, as a long-term investment for our Bank and our community."

“The Bank's position amidst the current economic challenges remains resilient. Net interest margin pressures will likely continue to increase, but our interest rate risk management tools, such as in force interest rate swap contracts, as well as our portfolio of floating rate investments and loans, should help to significantly mitigate margin degradation for the remainder of the year. Looking ahead, Dowd added, "The compelling economic growth opportunities in Central New York, spurred by significant private investment, position us for a promising future. We will continue to focus on asset quality and prudent lending practices while meeting the evolving needs of our customers. With a keen eye on the future, Pathfinder Bank is committed to navigating the current challenges and capitalizing on growth opportunities with its consistent and rigorous underwriting standards, strong financial performance, and dedicated team, for the benefit of our customers, employees, and shareholders."

Income Statement for the Three and Six Months Ended June 30, 2023

For the quarter ended June 30, 2023, the Company reported a net income of $2.0 million, marking a decrease of $1.3 million, or 39.4%, from $3.3 million reported in the second quarter of 2022.

Net interest income, before provision for credit losses, decreased by $245,000, or 2.5%, to $9.7 million for the second quarter of 2023, compared to the same period in the previous year. In addition, net income for the quarter ended June 30, 2023 was significantly impacted by the increased provision for credit losses, which rose to $1.1 million for the second quarter of 2023, up from just $59,000 in the second quarter of 2022. This increase was primarily due to re-evaluations of two large loan relationships deemed by management to be experiencing increased credit deterioration. After considering this provision, net interest income fell by $1.3 million, or 13.4%, to $8.6 million, for the second quarter of 2023, from $9.9 million recorded in the corresponding quarter of 2022.

Noninterest income for the second quarter of 2023 was $1.1 million, a decrease of $211,000 from the second quarter of 2022. As a result, total revenues after provision for credit losses decreased by $1.5 million, or 13.7%, to $9.7 million for the second quarter of 2023 from $11.2 million in the same quarter of the previous year. Noninterest expenses increased to $7.2 million in the second quarter of 2023, a rise of $28,000, or 0.4%, driven largely by inflationary pressures on labor costs, and incremental operations expenses related to the Bank’s addition of its eleventh full-service branch in late 2022.

Net interest income, before provision for credit losses, for the first six months of 2023 increased $256,000, or 1.32%, to $19.7 million when compared to $19.4 million for the first half of 2022. Interest and dividend income for the six months ended June 30, 2023 was $31.7 million, an increase of $9.0 million, or 39.6%, compared to $22.7 million for the same period in 2022. The increase was primarily due to an $8.1 million increase in interest income from loans and taxable debt securities, a $673,000 increase in interest income from tax-exempt securities, and $243,000 in other interest-earning sources. These increases were substantially offset by increases in interest paid on interest-bearing liabilities of $8.7 million.

Noninterest income for the first six months of 2023 was $2.7 million, a decrease of $222,000, or 7.7%, when compared to $2.9 million for the first six months of 2022. Noninterest expenses increased $300,000, or 2.1% to $14.7 million for the first half of the year when compared to $14.4 million for the same period of 2022. The relatively small year-over-year increase in noninterest expenses reflects management's continual focus on operational efficiencies and effective cost controls.

Components of Net Interest Income

In the second quarter of 2023, the Company's net interest income, before provision for credit losses, was reported at $9.7 million, indicating a 2.5% decrease, or a reduction of $245,000, from the corresponding quarter in 2022. This decrease was the result of a rise in interest expense that was partially offset by a rise in interest and dividend income. Interest and dividend income in the second quarter of 2023 was reported at $16.6 million, marking substantial growth from the previous year's quarter, largely driven by increases in interest rates and, secondarily, growth of the average balances of interest-earning assets year-over-year. More specifically, this growth in interest and dividend income can be attributed to a significant boost of $2.8 million in loan interest income along with a $2.0 million rise in interest income generated from taxable and tax-exempt investment securities.

However, this increase in interest income was offset by a significant increase in interest expenses related to interest-bearing liabilities, which spiked by 298.4% (an increase of $5.2 million) to $6.9 million. The upswing in interest expense was predominantly a result of a change in the Bank's deposit mix and a rise in average rates paid on interest-bearing liabilities, reflecting the competitive conditions in the current interest rate environment.

As a result, the net interest margin for the second quarter of 2023 was 2.96%, reflecting a drop of 18 basis points compared to the net interest margin in the second quarter of 2022. Despite the daunting challenges brought about by the rising interest rate environment, particularly with respect to short term interest rates, the Company's management has actively repositioned its assets and liabilities to maintain a relatively stable net interest margin through the first six months of 2023.

In the first six months of 2023, the Company's net interest income, before provision for credit losses, was reported at $19.7 million, an increase of $256,000, or 1.32% as compared to the same six month period in the prior year. This increase was the result of a rise in interest and dividend income that was partially offset by a rise in interest expense. Interest and dividend income in the first half of 2023 was $31.7 million, as compared to $22.7 million for the first six months of 2022. Partially offsetting the increase in interest income in the first six months of 2023 was an increase in interest expense from $3.2 million in the six months ended June 30, 2022 to $12.0 million in the same six month period of 2023.

Provision for Credit Losses

The Bank continued to maintain a vigilant approach towards risk management in the second quarter of 2023. The Bank reported a provision for credit losses of $1.1 million, representing a significant increase compared to the $59,000 reported in the same period in 2022. This increase can primarily be attributed to two large commercial real estate and commercial loan relationships experiencing credit deterioration, which necessitated a higher provision to recognize the effects of increased risk within these relationships. It is important to note that while the increase is substantial, it is isolated to two large loan relationships, and the Bank's overall loan portfolios, outside of those relationships, have seen no broad-based deterioration.

Management reaffirms its commitment to adhering to conservative loan classification and reserve-building methodologies in the current environment. The Bank will continue to closely monitor the credit-sensitive portfolios and apply its proven analysis methods. This proactive approach ensures the Bank's continued stability and resilience in the face of uncertain economic conditions. Further details regarding the asset quality and ongoing analyses can be found in the Asset Quality section.

As of January 1, 2023, Pathfinder Bank successfully transitioned from the Incurred Loss Model to the Current Expected Credit Loss ("CECL") methodology, in compliance with the Financial Accounting Standards Board ASU 2016-13. This transition necessitates the estimation of expected credit losses over the expected term of financial assets, taking into account past events, current conditions, and reasonable and supportable forecasts that affect future collectability.

The transition to CECL on January 1, 2023, was accounted for as a one-time increase in the Allowance for Credit Losses ("ACL"), with a corresponding adjustment to retained earnings, adjusted for income tax effects. This transition did not impact the Bank's earnings or earnings per share at adoption but resulted in an increase of $2.9 million in the Allowance for Credit Losses. The Bank's retained earnings reflects the one-time transition adjustment of $2.1 million, or $0.36 per share, after income tax effects, recorded on January 1, 2023.

Noninterest Income

The Company's noninterest income for the second quarter of 2023 amounted to $1.1 million, reflecting a reduction of $211,000, compared to the $1.3 million reported in the same quarter of 2022. This variation can primarily be attributed to the factors influencing recurring noninterest income, which excludes volatile items such as unrealized gains or losses on equity securities, as well as nonrecurring gains on sales of loans, investment securities, foreclosed real estate, premises, and equipment.

The following table details the components of noninterest income for the three and six months ended June 30, 2023, and 2022:

Unaudited	For the three months ended				For the six months ended
(Dollars in thousands)	June 30, 2023	June 30, 2022	Change		June 30, 2023	June 30, 2022	Change
Service charges on deposit accounts	$303	$283	$20	7.1%	$570	$542	$28	5.2%
Earnings and gain on bank owned life insurance	143	123	20	16.3%	301	285	16	5.6%
Loan servicing fees	67	69	(2)	-2.9%	139	186	(47)	-25.3%
Debit card interchange fees	112	231	(119)	-51.5%	433	459	(26)	-5.7%
Insurance agency revenue	271	292	(21)	-7.2%	691	591	100	16.9%
Other charges, commissions and fees	241	279	(38)	-13.6%	497	516	(19)	-3.7%
Noninterest income before gains	1,137	1,277	(140)	-11.0%	2,631	2,579	52	2.0%
Net gains on sales of securities, loans and foreclosed real estate	117	48	69	143.8%	215	281	(66)	-23.5%
(Losses) gains on marketable equity securities	(169)	(29)	(140)	482.8%	(169)	39	(208)	533.3%
Total noninterest income	$1,085	$1,296	$(211)	-16.3%	$2,677	$2,899	$(222)	-7.7%

Noninterest income before gains and losses was $1.1 million in the quarter ended June 30, 2023, a decrease of $140,000, or 11.0%, as compared with the same three month period in 2022. This decrease was largely attributable to a decline of $119,000 in debit card interchange fees received during the quarter ended June 30, 2023, as compared to the same quarterly period in 2022. This quarterly decline relates to timing factors between the first two quarters of 2023. Debit card interchange fees collected in the first half of 2023 remain consistent with the level of fees collected in the first six months of 2022.

Noninterest income before gains and losses was $2.6 million in the six months ended June 30, 2023, an increase of $52,000, or 2.0%, as compared with the same six month period in 2022. This increase was largely attributable to an increase of $100,000 in insurance agency revenue, a $28,000 increase in service charges on deposits, a $16,000 increase on bank owned life insurance, partially offset by an aggregate decrease in all other recurring noninterest income categories of $92,000.

For the three and six month periods ended June 30, 2023, there was an unrealized loss on equity securities of $169,000. This is an increased loss of $140,000 and $208,000 when compared to the three and six months ended June 30, 2022, respectively. This unrealized loss is considered to be due to temporary market conditions and was not considered in the calculation of the PCL for the three or six months ended June 30, 2023.

Noninterest Expense

For the second quarter of 2023, the Company reported noninterest expenses of $7.2 million. This represents an increase of approximately $28,000, or 0.4%, compared to the same quarterly period in 2022. The increase in noninterest expenses can be attributed to two primary factors: the current inflation rate, particularly impacting labor costs, and the addition of the Bank's eleventh full-service branch in November 2022. The increase in salaries and benefits was mainly due to necessary adjustments made to individual staff salaries in response to the inflationary pressures experienced across the market. These adjustments are crucial in maintaining competitive remuneration packages to attract and retain talent in the dynamic banking sector.

For the first six months of 2023, the Company reported noninterest expenses of $14.7 million, representing an increase of approximately $300,000, or 2.1%, compared to the same period in 2022. This limited level of noninterest expense increases, in the first six months of 2023, as compared to the same six month period in 2022, demonstrates the success of the Company's expense management efforts in a challenging economic climate, including inflationary pressures, particularly in the labor market.

The Company acknowledges the continued upward pressure on labor costs and remains committed to maintaining a balance between competitive remuneration for its staff and prudent expense management to safeguard the Company's profitability. These reported facts showcase the Company's commitment to transparency and conservative financial management while investing in its human resources and expanding its service outlets to better serve customers and strengthen its market position.

The following table details the components of noninterest expense for the three and six months ended June 30, 2023, and 2022:

Unaudited	For the three months ended				For the six months ended
(Dollars in thousands)	June 30, 2023	June 30, 2022	Change		June 30, 2023	June 30, 2022	Change
Salaries and employee benefits	$3,906	$3,785	$121	3.2%	$8,089	$7,834	$255	3.3%
Building and occupancy	979	830	149	18.0%	1,831	1,656	175	10.6%
Data processing	483	517	(34)	-6.6%	1,036	1,067	(31)	-2.9%
Professional and other services	503	452	51	11.3%	1,039	845	194	23.0%
Advertising	166	235	(69)	-29.4%	372	422	(50)	-11.8%
FDIC assessments	222	222	-	0.0%	441	444	(3)	-0.7%
Audits and exams	158	142	16	11.3%	317	283	34	12.0%
Insurance agency expense	283	254	29	11.4%	544	458	86	18.8%
Community service activities	66	73	(7)	-9.6%	96	135	(39)	-28.9%
Foreclosed real estate expenses	18	27	(9)	-33.3%	32	40	(8)	-20.0%
Other expenses	390	609	(219)	-36.0%	901	1,214	(313)	-25.8%
Total noninterest expenses	$7,174	$7,146	$28	0.4%	$14,698	$14,398	$300	2.1%

Building and occupancy expenses increased by $149,000, or 18.0%, from $830,000 to $979,000 during the second quarter of 2023, as compared to the same quarter in 2022. These expenses increased by $175,000, or 10.6%, from $1.7 million to $1.8 million during the six months ended June 30, 2023, as compared to the same six month period in 2022. These increases are largely due to costs related to the opening of the Bank's eleventh full-service branch in November 2022.

Professional and other service fees increased during the three months ended June 30, 2023 by $51,000, or 11.3%, to $503,000 as compared to $452,000 during the same quarterly period in 2022. During the six months ended June 30, 2023, these expenses increased by $194,000, or 23.0%, to $1.0 million as compared to $845,000 during the six months ended June 30, 2022. These increases, when comparing both three and six month periods, can be attributed to increasing costs of third party software services, totaling $128,000 during June 2023. The additional increase when comparing the six month periods was mostly due to substantially nonrecurring legal fees in the amount of $107,000.

Other expenses decreased by $219,000 and $313,000 during the three and six months ended June 30, 2023, respectively, as compared to the same time periods ended June 30, 2022. These declines were primarily related to the reclassification of certain issuer fees related to brokered deposit funding from noninterest expense to interest expense during the second quarter of 2023. This reclassification had no effect on overall net income.

Statement of Financial Condition - June 30, 2023

On June 30, 2023, Pathfinder Bancorp, Inc. reported total assets of $1.39 billion, reflecting a marginal decline of $7.6 million, or 0.54%, compared to December 31, 2022. The decrease in total assets was primarily driven by a reduction in gross loan balances of $6.6 million, or 0.7%, from $897.7 million at December 31, 2022, to $891.1 million at June 30, 2023. This downward movement in loan balances can be attributed to management's increased emphasis on increasing balance sheet liquidity and a general reduction in customer loan demand stemming from the significant increase in market interest rates that has occurred over the past 15 months.

During the first half of 2023, the Bank's total deposits decreased $24.3 million, or 2.2%, when compared to December 31, 2022, declining to $1.10 billion on June 30, 2023. This modest decrease, driven in part by expected seasonal factors related to municipal deposits, is a testament to the Bank's strong customer relationships and its strategic focus on maintaining a robust funding base to support lending activities and effectively manage its liquidity position. Deposit balances for the Bank, not unlike the majority of its peers, have been subject to a high level of competitive pressures from non-bank entities, such as money market mutual funds, that can currently offer attractive alternatives in terms of yield to deposit customers.

Shareholders' equity rose by $2.8 million, or 2.5%, from $111.0 million at December 31, 2022, to $113.8 million at June 30, 2023, primarily as a result of the Company's reported net income. Notably, the Bank's regulatory capital position remains strong, with capital ratios well above regulatory requirements. This financial strength provides the Bank with flexibility to continue investing in its measured growth while effectively navigating the evolving economic landscape. Management will remain focused on sustaining its strong financial health and delivering shareholder value over the long-term.

Asset Quality

The following table summarizes nonaccrual loans by category and status at June 30, 2023:

(In thousands)
Loan Type	Collateral Type	Number of Loans	Loan Balance	Average Loan Balance	Weighted LTV at Origination/ Modification	Status
Secured residential mortgage:
	Real Estate	17	$1,549	$91	75%	Individual loans are under active resolution management by the Bank.

Secured commercial real estate:
	Private Museum	1	1,380	1,380	79%

The borrower is expected to receive specific government grant funding this year and be finalized by the end of 2023. This will allow for a reduction of the outstanding loan balance upon their finalization.

	Office Space	1	1,682	1,682	78%	The loan is secured by a first mortgage with strong tenancy and a long-term lease. The borrower is seeking outside financing and the Bank is in regular communication with the borrower.
	Manufacturing	1	1,341	1,341	54%	The loan is secured by a first mortgage with strong tenancy and a long-term lease. The borrower is seeking outside financing and the Bank is in regular communication with the borrower.
	All other	10	2,902	290	117%	Individual loans are under active resolution management by the Bank.

Commercial lines of credit:		13	3,110	239	(1)	Individual lines are under active resolution management by the Bank.

Commercial and industrial loans:		17	5,976	404	(1)	Individual loans are under active resolution management by the Bank.

Consumer loans:		110	2,409	22	(1)	Individual loans are under active resolution management by the Bank.
		170	$20,349

(1) These loans were originated as unsecured or with minimal collateral.

During the second quarter of 2023, there were further developments related to the Bank's asset quality metrics, primarily driven by the impact of further deterioration within the two large loan relationships discussed above. As of June 30, 2023, there were 25 nonaccrual loans related to these two specific credit relationships with an aggregate outstanding balance of $13.1 million. Certain loans within these relationships are either unsecured or minimally secured and newly-revised analyses related to these loans indicated the need to further increase the level of the allowance for credit losses related to these loans from previous levels. Management continues to monitor these relationships closely and believes that all pertinent and currently available information related to the collectability of these loans has been incorporated into the allowance for credit losses at June 30, 2023.

Nonperforming loans accounting for 2.3% of total loans as of June 30, 2023, compared to 2.1% at the end of the first quarter of 2023. The allowance for credit losses to nonperforming loans at June 30, 2023, stood at 92.4%, compared with 93.6% at the end of the first quarter. This quarter-over-quarter change reflects management's conservative and proactive stance in adjusting the allowance for credit losses in response to the increased nonperforming loans. It is also important to note that this ratio was calculated using the current expected credit ("CECL") methodology, adopted at the beginning of the current year.

Management continues to diligently monitor all nonaccrual loans, incorporating the Bank's current estimate of the ultimate collectability of these loans into the reported allowance for credit losses at June 30, 2023. The increased provision for credit losses of $1.1 million in the second quarter of 2023 further reinforces the Bank's preparedness to absorb potential credit losses in the future.

Going forward, the Bank's management remains committed to maintaining a strong focus on asset quality and risk management. Through prudent measures and proactive strategies, the Bank aims to manage and mitigate the impact of any potential loan deterioration on its asset quality, thereby ensuring financial stability and protecting shareholders' interests.

Liquidity

Maintaining an appropriate level of balance sheet liquidity remains a critical focus for the Bank as the landscape of banking regulation and investor expectations continue to evolve. As of June 30, 2023, the Bank's management remains confident in its current and projected liquidity positions. The Bank’s management team maintains robust modeling, stress testing and internal reporting systems designed to effectively manage short-term and longer-term projected liquidity on a continuous basis. Management therefore believes that expected cash flows from loan and investment securities are more than sufficient to meet all foreseeable funding obligations.

During the second quarter of 2023, the Bank's non-brokered deposit balances declined by $34.0 million, or 3.8%, culminating in a total of $864.6 million. This decline was due to normal seasonal withdrawals of municipal deposits in the amount of $29.0 million and other net outflows of $5.0 million from business and consumer accounts. Management believes that these outflows are acceptable from a liquidity perspective and have also not resulted in a significant effect on net interest margin.

In addition to its organic liquidity sources, the Bank maintains a strong relationship with the Federal Home Loan Bank of New York, which allows the Bank access to a broad array of advance facilities, as well as other well-established and currently unused lines of credit, including those potentially available through the Federal Reserve's Discount Window.

The Bank is also approved to access the Federal Reserve's Bank Term Funding Program ("BTFP"), which could serve as a potential source of contingent funding. This program allows depository institutions to pledge specific types of investment securities as collateral for one-year callable term advances at market rates. The BTFP is available until its currently scheduled expiration date in March 2024.

Cash Dividend Declared

On July 3, 2023, the Company announced the declaration of its cash dividend for the fiscal quarter ended June 30, 2023. The Board of Directors has declared a cash dividend of $0.09 per share on the Company's voting common and non-voting common stock, along with a cash dividend of $0.09 per notional share for the Company's issued warrant. This dividend will be payable to all shareholders of record on July 21, 2023, and is scheduled to be paid on August 11, 2023.

With the Company's common stock closing price on June 30, 2023, at $14.10, the implied dividend yield stands at 2.55%. The quarterly cash dividend of $0.09 reflects a dividend payout ratio of 24.1%. The Company’s Board continues to consider its commitment to return capital to its shareholders through dividends while maintaining an appropriately strong capital position.

About Pathfinder Bancorp, Inc.

Pathfinder Bank is a New York State chartered commercial bank headquartered in Oswego, whose deposits are insured by the Federal Deposit Insurance Corporation. The Bank is a wholly owned subsidiary of Pathfinder Bancorp, Inc., (NASDAQ SmallCap Market; symbol: PBHC). The Bank has eleven full-service offices located in its market areas consisting of Oswego and Onondaga Counties and one limited purpose office in Oneida County. Through its subsidiary, Pathfinder Risk Management Company, Inc., the Bank owns a 51% interest in the FitzGibbons Agency, LLC. At June 30, 2023, there were 4,690,065 shares of voting common stock issued and outstanding, as well as 1,380,283 shares of non-voting common stock issued and outstanding. The Company's common stock trades on the NASDAQ market under the symbol "PBHC." At June 30, 2023, the Company and subsidiaries had total consolidated assets of $1.39 billion, total deposits of $1.10 billion and shareholders' equity of $113.8 million.

Forward-Looking Statement

Certain statements contained herein are “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are generally identified by use of the words "believe," "expect," "intend," "anticipate," "estimate," "project" or similar expressions, or future or conditional verbs, such as “will,” “would,” “should,” “could,” or “may.” These forward-looking statements are based on current beliefs and expectations of the Company’s and the Bank’s management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the Company’s and the Bank’s control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from those set forth in the forward-looking statements as a result of numerous factors. Factors that could cause such differences to exist include, but are not limited to: risks related to the real estate and economic environment, particularly in the market areas in which the Company and the Bank operate; fiscal and monetary policies of the U.S. Government; inflation; changes in government regulations affecting financial institutions, including regulatory compliance costs and capital requirements; fluctuations in the adequacy of the allowance for credit losses; decreases in deposit levels necessitating increased borrowing to fund loans and investments; the effects of the COVID-19 pandemic; operational risks including, but not limited to, cybersecurity, fraud and natural disasters; the risk that the Company may not be successful in the implementation of its business strategy; changes in prevailing interest rates; credit risk management; asset-liability management; and other risks described in the Company’s filings with the Securities and Exchange Commission, which are available at the SEC’s website, www.sec.gov.

This release contains non-GAAP financial measures. For purposes of Regulation G, a non-GAAP financial measure is a numerical measure of a registrant’s historical or future financial performance, financial position, or cash flows that excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statement of income, balance sheet, or statement of cash flows (or equivalent statements) of the registrant; or includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented. In this regard, GAAP refers to generally accepted accounting principles in the United States. Pursuant to the requirements of Regulation G, the Company has provided reconciliations within the release of the non-GAAP financial measures to the most directly comparable GAAP financial measures.

PATHFINDER BANCORP, INC.

FINANCIAL HIGHLIGHTS

(Dollars and shares in thousands except per share amounts)

	For the three months		For the six months
	ended June 30,		ended June 30,
	(Unaudited)		(Unaudited)
	2023	2022	2023	2022
Condensed Income Statement
Interest and dividend income	$16,621	$11,706	$31,664	$22,688
Interest expense	6,889	1,729	11,964	3,244
Net interest income	9,732	9,977	19,700	19,444
Provision for credit losses	1,138	59	1,830	161
	8,594	9,918	17,870	19,283
Noninterest income excluding net gains on sales of securities, loans and foreclosed real estate	1,137	1,277	2,631	2,579
Net gains on sales of securities, loans and foreclosed real estate	117	48	215	281
(Losses) gains on marketable equity securities	(169)	(29)	(169)	39
Noninterest expense	7,174	7,146	14,698	14,398
Income before income taxes	2,505	4,068	5,849	7,784
Provision for income taxes	530	780	1,199	1,501

Net income attributable to noncontrolling interest and Pathfinder Bancorp, Inc.	$1,975	$3,288	$4,650	$6,283
Net (loss) income attributable to noncontrolling interest	(7)	16	69	61
Net income attributable to Pathfinder Bancorp Inc.	$1,982	$3,272	$4,581	$6,222

	As of and For the Periods Ended
	June 30,	December 31,	June 30,
	2023	2022	2022
	(Unaudited)	(Unaudited)	(Unaudited)
Selected Balance Sheet Data
Assets	$1,392,346	$1,399,921	$1,363,085
Earning assets	1,295,623	1,313,069	1,279,355
Total loans	891,111	897,754	866,289
Deposits	1,101,100	1,125,430	1,137,844
Borrowed funds	129,451	115,997	75,721
Allowance for credit losses	18,796	15,319	13,078
Subordinated debt	29,821	29,733	29,646
Pathfinder Bancorp, Inc. Shareholders' equity	113,775	110,997	107,721

Asset Quality Ratios
Net loan charge-offs (annualized YTD) to average loans	0.06%	0.04%	0.00%
Allowance for credit losses to period end loans	2.11%	1.71%	1.51%
Allowance for credit losses to nonperforming loans	92.37%	169.93%	111.90%
Nonperforming loans to period end loans	2.28%	1.00%	1.35%
Nonperforming assets to total assets	1.48%	0.66%	0.87%

The above information is preliminary and based on the Company's data available at the time of presentation.

PATHFINDER BANCORP, INC.

FINANCIAL HIGHLIGHTS

(Dollars and shares in thousands except per share amounts)

	For the three months		For the six months
	ended June 30,		ended June 30,
	(Unaudited)		(Unaudited)
	2023	2022	2023	2022
Key Earnings Ratios
Return on average assets	0.57%	0.99%	0.66%	0.94%
Return on average common equity	6.96%	12.08%	8.08%	11.34%
Return on average equity	6.96%	12.08%	8.08%	11.34%
Net interest margin	2.96%	3.14%	2.99%	3.10%

Share, Per Share and Ratio Data
Basic and diluted weighted average shares outstanding -Voting	4,639	4,549	4,624	4,543
Basic and diluted earnings per share - Voting	$0.32	$0.54	$0.75	$1.03
Basic and diluted weighted average shares outstanding - Series A Non-Voting	1,380	1,380	1,380	1,380
Basic and diluted earnings per share - Series A Non-Voting	$0.32	$0.54	$0.75	$1.03
Diluted weighted average shares outstanding- Voting	4,639	4,549	4,624	4,543
Diluted earnings per share- Voting	$0.32	$0.54	$0.75	$1.03
Diluted weighted average shares outstanding- Series A Non-Voting	1,380	1,380	1,380	1,380
Diluted earnings per share- Series A Non-Voting	$0.32	$0.54	$0.75	$1.03
Cash dividends per share	$0.09	$0.09	$0.18	$0.09
Book value per common share at June 30, 2023 and 2022			$18.74	$17.96
Tangible book value per common share at June 30, 2023 and 2022			$17.98	$17.18
Tangible common equity to tangible assets at June 30, 2023 and 2022			7.87%	7.59%
Tangible common equity to tangible assets at June 30, 2023 and 2022, adjusted			7.87%	7.62%

Throughout the accompanying document, certain financial metrics and ratios are presented that are not defined under generally accepted accounting principles (GAAP). Reconciliations of the non-GAAP financial metrics and ratios, presented elsewhere within this document, are presented below:

	As of and
	For the six months
	ended June 30,
	(Unaudited)
Non-GAAP Reconciliation	2023	2022
Tangible book value per common share
Total equity	$113,775	$107,721
Intangible assets	(4,628)	(4,644)
Common tangible equity	$109,147	$103,077
Common shares outstanding	6,070	5,999
Tangible book value per common share	$17.98	$17.18

Tangible common equity to tangible assets
Tangible common equity	$109,147	$103,077
Tangible assets	1,387,718	1,358,441
Tangible common equity to tangible assets ratio	7.87%	7.59%

Tangible common equity to tangible assets, adjusted
Tangible common equity	$109,147	$103,077
Tangible assets	1,387,718	1,358,441
Less: Paycheck Protection Program (PPP) loans	-	(4,877)
Total assets excluding PPP loans	$1,387,718	$1,353,564
Tangible common equity to tangible assets ratio, excluding PPP loans	7.87%	7.62%

* Basic and diluted earnings per share are calculated based upon the two-class method for the six months ended June 30, 2023 and 2022.

Weighted average shares outstanding do not include unallocated ESOP shares.

The above information is preliminary and based on the Company's data available at the time of presentation.

PATHFINDER BANCORP, INC.

FINANCIAL HIGHLIGHTS

(Dollars and shares in thousands except per share amounts)

The following table sets forth information concerning average interest-earning assets and interest-bearing liabilities and the yields and rates thereon. Interest income and resultant yield information in the table has not been adjusted for tax equivalency. Averages are computed on the daily average balance for each month in the period divided by the number of days in the period. Yields and amounts earned include loan fees. Nonaccrual loans have been included in interest-earning assets for purposes of these calculations.

	For the three months ended June 30,
	(Unaudited)
	2023			2022
			Average			Average
	Average		Yield /	Average		Yield /
(Dollars in thousands)	Balance	Interest	Cost	Balance	Interest	Cost
Interest-earning assets:
Loans	$907,556	$11,791	5.20%	$863,369	$8,974	4.16%
Taxable investment securities	369,870	4,296	4.65%	351,952	2,574	2.93%
Tax-exempt investment securities	29,013	479	6.60%	37,088	143	1.54%
Fed funds sold and interest-earning deposits	9,723	55	2.26%	17,871	15	0.34%
Total interest-earning assets	1,316,162	16,621	5.05%	1,270,280	11,706	3.69%
Noninterest-earning assets:
Other assets	94,350			74,842
Allowance for credit losses	(18,030)			(13,039)
Net unrealized losses on available-for-sale securities	(12,944)			(9,268)
Total assets	$1,379,538			$1,322,815
Interest-bearing liabilities:
NOW accounts	$93,560	$100	0.43%	$105,612	$78	0.30%
Money management accounts	14,159	4	0.11%	16,467	4	0.10%
MMDA accounts	244,927	1,622	2.65%	261,203	312	0.48%
Savings and club accounts	127,356	67	0.21%	140,365	50	0.14%
Time deposits	468,534	3,832	3.27%	385,049	690	0.72%
Subordinated loans	29,792	483	6.48%	29,619	430	5.81%
Borrowings	99,284	781	3.15%	70,574	165	0.94%
Total interest-bearing liabilities	1,077,612	6,889	2.56%	1,008,889	1,729	0.69%
Noninterest-bearing liabilities:
Demand deposits	171,882			194,287
Other liabilities	16,129			11,263
Total liabilities	1,265,623			1,214,439
Shareholders' equity	113,915			108,376
Total liabilities & shareholders' equity	$1,379,538			$1,322,815
Net interest income		$9,732			$9,977
Net interest rate spread			2.49%			3.00%
Net interest margin			2.96%			3.14%
Ratio of average interest-earning assets to average interest-bearing liabilities			122.14%			125.91%

The above information is preliminary and based on the Company's data available at the time of presentation.

PATHFINDER BANCORP, INC.

FINANCIAL HIGHLIGHTS

(Dollars and shares in thousands except per share amounts)

	For the six months ended June 30,
	(Unaudited)
	2023			2022
			Average			Average
	Average		Yield /	Average		Yield /
(Dollars in thousands)	Balance	Interest	Cost	Balance	Interest	Cost
Interest-earning assets:
Loans	$903,255	$22,449	4.97%	$854,374	$17,666	4.14%
Taxable investment securities	369,155	8,121	4.40%	340,684	4,742	2.78%
Tax-exempt investment securities	32,726	934	5.71%	34,917	261	1.49%
Fed funds sold and interest-earning deposits	11,930	160	2.68%	24,812	19	0.15%
Total interest-earning assets	1,317,066	31,664	4.81%	1,254,787	22,688	3.62%
Noninterest-earning assets:
Other assets	97,754			83,199
Allowance for credit losses	(17,542)			(13,035)
Net unrealized losses on available-for-sale securities	(12,738)			(5,323)
Total assets	$1,384,540			$1,319,628
Interest-bearing liabilities:
NOW accounts	$95,492	$191	0.40%	$106,160	$149	0.28%
Money management accounts	14,727	8	0.11%	16,271	8	0.10%
MMDA accounts	253,214	2,897	2.29%	261,549	558	0.43%
Savings and club accounts	130,427	131	0.20%	139,480	98	0.14%
Time deposits	461,793	6,435	2.79%	381,506	1,286	0.67%
Subordinated loans	29,770	955	6.42%	29,598	842	5.69%
Borrowings	93,057	1,347	2.89%	67,071	303	0.90%
Total interest-bearing liabilities	1,078,480	11,964	2.22%	1,001,635	3,244	0.65%
Noninterest-bearing liabilities:
Demand deposits	176,339			196,712
Other liabilities	16,269			11,585
Total liabilities	1,271,088			1,209,932
Shareholders' equity	113,452			109,696
Total liabilities & shareholders' equity	$1,384,540			$1,319,628
Net interest income		$19,700			$19,444
Net interest rate spread			2.59%			2.97%
Net interest margin			2.99%			3.10%
Ratio of average interest-earning assets to average interest-bearing liabilities			122.12%			125.27%

The above information is preliminary and based on the Company's data available at the time of presentation.

PATHFINDER BANCORP, INC.

FINANCIAL HIGHLIGHTS

(Dollars and shares in thousands except per share amounts)

Net interest income can also be analyzed in terms of the impact of changing interest rates on interest-earning assets and interest bearing liabilities, and changes in the volume or amount of these assets and liabilities. The following table represents the extent to which changes in interest rates and changes in the volume of interest-earning assets and interest-bearing liabilities have affected the Company’s interest income and interest expense during the years indicated. Information is provided in each category with respect to: (i) changes attributable to changes in volume (change in volume multiplied by prior rate); (ii) changes attributable to changes in rate (changes in rate multiplied by prior volume); and (iii) total increase or decrease. Changes attributable to both rate and volume have been allocated ratably. Tax-exempt securities have not been adjusted for tax equivalency.

	(Unaudited)			(Unaudited)
	Three months ended June 30,			Six months ended June 30,
	2023 vs. 2022			2023 vs. 2022
	Increase/(Decrease) due to			Increase/(Decrease) due to
			Total			Total
			Increase			Increase
(In thousands)	Volume	Rate	(Decrease)	Volume	Rate	(Decrease)
Interest Income:
Loans	$479	$2,338	$2,817	$1,056	$3,727	$4,783
Taxable investment securities	137	1,585	1,722	425	2,954	3,379
Tax-exempt investment securities	(213)	549	336	(49)	722	673
Interest-earning deposits	(48)	88	40	(34)	175	141
Total interest income	355	4,560	4,915	1,398	7,578	8,976
Interest Expense:
NOW accounts	(52)	74	22	(40)	82	42
Money management accounts	(2)	2	-	(2)	2	-
MMDA accounts	(136)	1,446	1,310	(54)	2,393	2,339
Savings and club accounts	(28)	45	17	(18)	51	33
Time deposits	180	2,962	3,142	324	4,825	5,149
Subordinated loans	3	50	53	5	108	113
Borrowings	90	526	616	156	888	1,044
Total interest expense	55	5,105	5,160	371	8,349	8,720
Net change in net interest income	$300	$(545)	$(245)	$1,027	$(771)	$256

The above information is preliminary and based on the Company's data available at the time of presentation.